UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-A/A

(Amendment No. 2 to Form 8-A

Originally Filed on October 23, 2000)

FOR REGISTRATION OF CERTAIN CLASSES OF

SECURITIES PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Palm, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-29597	94-3150688
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

950 W. Maude Avenue

Sunnyvale, California 94085

(Address of principal executive offices, including zip code)

(408) 617-7000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Preferred Share Purchase Rights	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A.(d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A
(If applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of class)

This Amendment No. 2 to Form 8-A amends and supplements the Registration Statement on Form 8-A filed by Palm, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (“SEC”) on October 23, 2000, as amended by the Form 8-A/A (Amendment No. 1) filed by the Company with the SEC on November 18, 2004 (together, the “Form 8-A”).

Item 1.	Description of Registrant’s Securities to be Registered.

Item 1 of the Form 8-A is amended and supplemented by adding the following:

“The Company announced on June 4, 2007 that it entered into a Preferred Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 1, 2007 (the “Preferred Stock Purchase Agreement”), by and among the Company, Elevation Partners L.P., a Delaware limited partnership (“Elevation”) and Passport Merger Corporation, a Delaware corporation a wholly owned subsidiary of Company (“Merger Sub”), pursuant to which, among other things, (i) the Company will sell and issue to Elevation and/or its related funds 325,000 newly-issued shares of Series B Convertible Preferred Stock of the Company for an aggregate purchase price of $325 million (the “Investment”) and (ii) immediately following the Investment, Merger Sub will merge with and into the Company, with the Company as the surviving corporation and with the holders of Company common stock, for each share of Company common stock held by them, retaining one share of Company common stock and receiving a cash distribution of $9.00 without interest (the “Merger”).

Immediately prior to the execution of the Preferred Stock Purchase Agreement, the Company and Computershare Trust Company, N.A (the “Rights Agent”), entered into Amendment No. 2 (the “Second Amendment”) to the Preferred Stock Rights Agreement between the Company and the Rights Agent dated as of September 25, 2000 and amended on November 12, 2004 (the “Rights Agreement”). The Second Amendment provides that neither the execution of the Preferred Stock Purchase Agreement nor the consummation of the Investment or other transactions contemplated by the Preferred Stock Purchase Agreement will trigger the separation or exercise of the Rights or any adverse event under the Rights Agreement. In particular, neither Elevation nor any of its Affiliates or Associates shall be deemed to be an Acquiring Person, and neither a Distribution Date nor Share Acquisition Date shall be deemed to have occurred, by virtue of (i) the execution, delivery or performance of the Preferred Stock Purchase Agreement, (ii) the announcement of the Preferred Stock Purchase Agreement or any of the transactions contemplated in the Preferred Stock Purchase Agreement, including the issuance of preferred stock by the Company to Elevation and/or its related funds and the conversion of such preferred stock into Company common stock (collectively, the “Transactions”), or (iii) the consummation of the Transactions.

The Second Amendment is filed herewith as an exhibit and is hereby incorporated by reference. The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by reference to the Second Amendment. Capitalized terms used without definition herein shall have the meanings ascribed to them in the Rights Agreement, as amended.”

Item 2.	Exhibits.

Exhibit Number	Description of Exhibit

4.1	Preferred Stock Rights Agreement between Palm, Inc. and Fleet National Bank, as rights agent, dated as of September 25, 2000 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A filed October 23, 2000).

4.2	Amendment to the Preferred Stock Rights Agreement, dated as of November 12, 2004, by and between Palm, Inc. and Equiserve Trust Company, N.A. (formerly Fleet National Bank) (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A (Amendment No. 1) filed November 18, 2004).

4.3	Amendment No. 2 to the Preferred Stock Rights Agreement, dated as of June 1, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Palm, Inc.

By:	/s/ Andrew J. Brown
Andrew J. Brown Senior Vice President and Chief Financial Officer

Date: June 5, 2007

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Preferred Stock Rights Agreement between Palm, Inc. and Fleet National Bank, as rights agent, dated as of September 25, 2000 (incorporated by reference to Exhibit 4.3 of the Company’s Form 8-A filed October 23, 2000).

4.2	Amendment to the Preferred Stock Rights Agreement, dated as of November 12, 2004, by and between Palm, Inc. and Equiserve Trust Company, N.A. (formerly Fleet National Bank) (incorporated by reference to Exhibit 4.2 of the Company’s Form 8-A/A (Amendment No. 1) filed November 18, 2004).

4.3	Amendment No. 2 to the Preferred Stock Rights Agreement, dated as of June 1, 2007, by and between Palm, Inc. and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.)